Exhibit 4.2

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY, OR OTHERWISE PROTECTED BY, ANY FEDERAL AGENCY OR THE SECURITIES INVESTOR PROTECTION CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE SENIOR INDEBTEDNESS OF THE ISSUER AS SET FORTH HEREIN AND IS NOT SECURED.

JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURE

REGISTERED No. 1	REGISTERED US$825,010,000 CUSIP: 61753RAA9

MORGAN STANLEY
JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURE

Morgan Stanley, a Delaware corporation (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to The Bank of New York, as Property Trustee (the “Property Trustee,” which term includes any successor Property Trustee for Morgan Stanley Capital Trust VIII) for Morgan Stanley Capital Trust VIII, a statutory trust formed under the laws of the State of Delaware (the “Issuer Trust”), or registered assignees, the principal sum of US$825,010,000 (UNITED STATES DOLLARS EIGHT HUNDRED TWENTY-FIVE MILLION TEN THOUSAND) on January 15, 2046 (the “Scheduled Redemption Date”) or thereafter out of the net proceeds from the sale of certain Replacement Securities, as described on the reverse hereof, or, if the Issuer is unable to raise such proceeds, on April 15, 2067 (or if this day is not a business day, the following business day). The Issuer further promises to pay interest on said principal sum at the annual rate of 6.45% from and including April 26, 2007 to but excluding the date the principal hereof is paid or duly made available for payment (except as provided below). Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each an “Interest Payment Date”), commencing July 15, 2007.

Interest on this Debenture shall accrue from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including April 26, 2007 to but excluding the date the principal hereof has been paid or duly made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, subject to certain exceptions described herein, be paid to the Person in whose name this Debenture (or one or more predecessor Debentures) is registered at the close of business on the 15th calendar day (whether or not a Business Day) next preceding such Interest Payment Date (each such date a “Record Date”). “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed. A Holder of US$1,000,000 or more in aggregate principal amount of Debentures having the same Interest Payment Date, the interest on which is payable in U.S. dollars, shall be entitled to receive payments of interest, other than interest due at maturity or on any date of redemption or repayment, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Paying Agent in writing not less than 15 calendar days prior to the applicable Interest Payment Date.

Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place, including, without limitation, the provisions relating to the subordination of this Debenture to the Issuer’s Senior Indebtedness, the deferral of interest during Optional Deferral Periods, the Alternative Payment Mechanism to be used to pay any Deferred Interest and the right of the Issuer to redeem the Debentures prior to the Scheduled Redemption Date, each as defined on the reverse hereof.

Unless the certificate of authentication hereon has been executed by the Trustee, this Debenture shall not be entitled to any benefit under the Junior Subordinated Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Debenture to be duly executed.

DATED: April 26, 2007

MORGAN STANLEY
By:	/s/ Jai Sooklal
Name: Jai Sooklal
Title: Assistant Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debentures referred to in the within-mentioned Junior Subordinated Indenture.

DATED: April 26, 2007

THE BANK OF NEW YORK,
as Trustee

By: /s/ Franca Ferrera
       Authorized Signatory

REVERSE OF SECURITY

This debenture is one of a duly authorized issue of 6.45% Junior Subordinated Debentures due April 15, 2067 (the “Final Maturity Date”), and redeemable on such earlier date or dates as provided herein, of the Issuer (the “Debentures”). The Debentures are issuable under the Junior Subordinated Indenture, dated as of October 12, 2006, between Morgan Stanley (the “Issuer”) and The Bank of New York, as Trustee (the “Trustee,” which term includes any successor trustee under the Junior Subordinated Indenture) (the “Junior Subordinated Indenture”), to which Junior Subordinated Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and holders of the Debentures and the terms upon which the Debentures are, and are to be, authenticated and delivered. The Issuer has appointed The Bank of New York at its corporate trust office in The City of New York as the paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Debentures. To the extent not inconsistent herewith, the terms of the Junior Subordinated Indenture are hereby incorporated by reference herein. Capitalized terms not otherwise defined herein have the meaning given to such terms in the Junior Subordinated Indenture.

This Debenture shall not be subject to any sinking fund, shall not be subject to repayment at the option of the holder and, except as provided below, shall not be redeemable prior to the Final Maturity Date.

The Issuer covenants (the “Replacement Capital Obligation”) to redeem the Debentures on January 15, 2046 (the “Scheduled Redemption Date”), but only out of net proceeds raised from the sale to third party purchasers of one or more issuances of Replacement Securities in the amounts specified below.

The Replacement Capital Obligation is limited. Except as described below, and subject to the occurrence of a Market Disruption Event, the Issuer shall use its Commercially Reasonable Efforts to raise sufficient net proceeds from the sale of Replacement Securities to redeem the Debentures in full on the Scheduled Redemption Date only to the extent that it has raised sufficient net proceeds within the 180-day period prior to the date on which the Issuer gives its notice of redemption pursuant to the Junior Subordinated Indenture, which shall be not more than 30 and not less than 15 days prior to the Scheduled Redemption Date. If the Issuer has not raised sufficient net proceeds to permit redemption in full of the Debentures on the Scheduled Redemption Date at their principal plus accrued and unpaid interest thereon, it shall apply any available proceeds so raised first to pay the accrued and unpaid installments of interest in chronological order and second to repay all principal outstanding on the Debentures. Except as described below, and subject to the occurrence of a Market Disruption Event, the Issuer shall continue using its Commercially Reasonable Efforts to raise sufficient proceeds to permit repayment of the balance of the amount due on the Debentures as soon as commercially practicable and shall use any proceeds raised on each Interest Payment Date following the Scheduled Redemption Date to reduce the balance outstanding on such Interest Payment Date until the Debentures are paid in full. The Issuer shall not otherwise redeem the Debentures on or after the Scheduled Redemption Date. The Replacement Capital Obligation shall continue to apply until (i) the Issuer has raised sufficient net proceeds from the sale of Replacement Securities to permit redemption in full in accordance with the Replacement Capital Obligation, (ii) the Debentures are otherwise paid in full on the Final Maturity Date or (iii) the occurrence of an Event of Default resulting in the acceleration of the principal amount of the Debentures.

The Issuer shall only have the right to modify or terminate the Replacement Capital Obligation with the consent of the Holders of a majority in principal amount of the Debentures; provided that the Replacement Capital Obligation may be amended or supplemented from time to time by a written instrument signed only by the Issuer (and without the consent of the Holders) if: (i) such amendment eliminates Common Stock, Mandatorily Convertible Preferred Stock and/or Debt Exchangeable for Equity (but only to the extent exchangeable for Common Stock) as a type of security or securities qualifying as Replacement Securities and the Issuer has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Issuer’s earnings per share as calculated for financial reporting purposes or (ii) such amendment or supplement is not adverse to the Holders then in effect or imposes additional restrictions on the types of securities qualifying as Replacement Securities, and, in either case described in this clause (ii), an officer of the Issuer has delivered to the Holders a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the Holders. In no event, however, shall the Issuer’s failure to obtain such consent be an Event of Default hereunder.

Any principal amount of this Debenture remaining outstanding, together with accrued and unpaid interest, will be due and payable on the Final Maturity Date, regardless of the amount of Replacement Securities the Issuer has issued and sold by that time.

“Commercially Reasonable Efforts” to sell securities in accordance with the Replacement Capital Obligation or the Alternative Payment Mechanism means commercially reasonable efforts by the Issuer to complete the offer and sale of the Issuer’s securities to third parties that are not Subsidiaries of the Issuer in public offerings or private placements. The Issuer shall not be considered to have made commercially reasonable efforts to effect a sale of securities if it determines to not pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

The Issuer shall not be required to redeem the Debentures on the Scheduled Redemption Date or any Interest Payment Date following the Scheduled Redemption Date, as the case may be (each a “Required Repayment Date”), to the extent it provides written certification to the Trustee no more than 30 and no less than 15 days in advance of the Required Repayment Date certifying that (i) a Market Disruption Event was existing during the 180-day period preceding the date of such certificate or, in the case of any required redemption after the Scheduled Redemption Date, the 90-day period preceding the date of such certificate and (ii) either (a) the Market Disruption Event continued for the entire 180-day period or 90-day period, as the case may be, or (b) the Market Disruption Event continued for only part of such period, but the Issuer was unable after Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of such period to permit redemption of the Debentures in full.

Net proceeds that the Issuer is permitted to apply to redemption of the Debentures on and after the Scheduled Redemption Date shall be applied first to pay Deferred Interest to the extent of eligible proceeds raised under the Alternative Payment Mechanism, second to pay current interest that the Issuer is not paying from other sources and third to redeem the principal of the Debentures, subject to a minimum principal amount of US$5,000,000 to be redeemed on any Required Repayment Date; provided that if the Issuer is obligated to sell Replacement Securities in accordance with the Replacement Capital Obligation and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the Debentures (the “Other Securities”), then on any date and for any period the amount of net proceeds received by the Issuer from such sales and available for such payments shall be applied to the Debentures and the Other Securities having the same scheduled repayment date or scheduled redemption date as the Debentures pro rata in accordance with their respective outstanding principal amounts, and none of such net proceeds shall be applied to any Other Securities having a later scheduled repayment date or scheduled redemption date until the principal of and all accrued and unpaid interest on the Debentures has been paid in full.

“Replacement Securities” means securities that in the determination of the Issuer’s Board of Directors reasonably construing the definitions and other terms of the Replacement Capital Obligation meet one of the following criteria:

(i)	Common Stock and Rights to Acquire Common Stock;

(ii)	Mandatorily Convertible Preferred Stock;

(iii)	Debt Exchangeable for Equity; and

(iv)	Qualifying Capital Securities.

These terms are defined below.

“Common Stock” means any equity securities of the Issuer (including equity securities held as treasury shares and equity securities sold pursuant to the Issuer’s dividend reinvestment plan and employee benefit plans) that have no preference in the payment of dividends or amounts payable upon the liquidation, dissolution or winding up of the Issuer (including a security that tracks the performance of, or relates to the results of, a business, unit or division of the Issuer), and any securities that have no preference in the payment of dividends or amounts payable upon the liquidation, dissolution or winding up of the Issuer and are issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Rights to Acquire Common Stock” includes any right to acquire Common Stock, including any right to acquire Common Stock pursuant to a stock purchase plan or employee benefit plan.

“Mandatorily Convertible Preferred Stock” means cumulative preferred stock with (i) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (ii) a requirement that the preferred stock convert into Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock, subject to customary anti-dilution adjustments.

“Debt Exchangeable for Equity” means Debt Exchangeable for Common Equity or Debt Exchangeable for Preferred Equity (each as defined below).

“Qualifying Capital Securities” means securities (other than Common Stock, Rights to Acquire Common Stock and securities convertible into or exchangeable for Common Stock) that in the determination of the Board of Directors of the Issuer, reasonably construing the definitions and other terms of the Replacement Capital Obligation, meet one of the following criteria:

(i)
securities issued by the Issuer or any of its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon the liquidation, dissolution or winding up of the Issuer, (B) have no maturity or a maturity of at least 60 years and (C) (1) are Non-Cumulative and are subject to a Qualifying Replacement Capital Covenant or (2) have a Mandatory Trigger Provision and an Optional Deferral Provision and are subject to Intent-Based Replacement Disclosure;

(ii)	securities issued by the Issuer or any of its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon the liquidation, dissolution or winding up of the Issuer, (B) have no maturity or a maturity of at least 40 years, (C) are subject to a Qualifying Replacement Capital Covenant and (D) have a Mandatory Trigger Provision and an Optional Deferral Provision;

(iii)	Qualifying Preferred Stock;

(iv)
Non-Cumulative preferred stock issued by the Issuer that ranks junior to the Debentures upon a liquidation, dissolution or winding up of the Issuer, and (A) (1) has no maturity or a final maturity of at least 60 years and (2) is subject to Intent-Based Replacement Disclosure; or (B) (1) has no maturity or a final maturity of at least 40 years and is subject to a Qualifying Replacement Covenant or (2) is subject to Intent-Based Replacement Disclosure and has a Mandatory Trigger Provision; or (C) (1) has no maturity or a final maturity of at least 25 years, (2) is subject to a Qualifying Replacement Covenant and (3) has a Mandatory Trigger Provision;

(v)
preferred stock issued by the Issuer that ranks junior to the Debentures upon a liquidation, dissolution or winding up of the Issuer, and (A) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (B)(1) has no maturity or a maturity of at least 60 years and (2) is subject to a Qualifying Replacement Capital Covenant;

(vi)
securities issued by the Issuer or any of its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon a liquidation, dissolution or winding up of the Issuer, (B) have no maturity or a maturity of at least 60 years and an Optional Deferral Provision, and (C) are subject to a Qualifying Replacement Covenant;

(vii)
securities issued by the Issuer or any of its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon a liquidation, dissolution or winding up of the Issuer, (B) are Non-Cumulative, (C) have no maturity or a maturity of at least 40 years and (D) either (1) are subject to a Qualifying Replacement Capital Covenant or (2) have a Mandatory Trigger Provision and an Optional Deferral Provision and are subject to Intent-Based Replacement Disclosure;

(viii)
securities issued by the Issuer or any of its Subsidiaries that (A) rank junior to all of the senior and subordinated debt of the Issuer other than the Debentures and securities ranking pari passu with the Debentures, (B) have an Optional Deferral Provision and a

Mandatory Trigger Provision and (C) have no maturity or a maturity of at least 60 years and are subject to a Qualifying Replacement Capital Covenant;

(ix)
other securities issued by the Issuer or any of its Subsidiaries that (A) rank upon a liquidation, dissolution or winding-up of the Issuer pari passu with or junior to the Debentures, (B) have no maturity or a maturity of at least 25 years and (C) are subject to a Qualifying Replacement Capital Covenant and have a Mandatory Trigger Provision and an Optional Deferral Provision;

(x)	cumulative preferred stock issued by the Issuer or any of its Subsidiaries that (A) has no maturity or a maturity of at least 60 years and (B) is subject to Intent-Based Replacement Disclosure;

(xi)	Non-Cumulative preferred stock issued by the Issuer or any of its Subsidiaries that (A) has no maturity or a maturity of at least 60 years and (B) is subject to Intent-Based Replacement Disclosure;

(xii)
securities issued by the Issuer or any of its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon a liquidation, dissolution or winding up of the Issuer, (B) either (1) have no maturity or a maturity of at least 60 years and are subject to Intent-Based Replacement Disclosure or (2) have no maturity or a maturity of at least 30 years and are subject to a Qualifying Replacement Capital Covenant and (C) have an Optional Deferral Provision; or

(xiii)
securities issued by the Issuer or any of its Subsidiaries that (A) rank junior to all of the senior and subordinated debt of the Issuer other than the Debentures and securities ranking pari passu with the Debentures, (B) have a Mandatory Trigger Provision and an Optional Deferral Provision and (C) have no maturity or a maturity of at least 30 years and are subject to Intent-Based Replacement Disclosure.

For purposes of the definitions of Common Stock, Rights to Acquire Common Stock, Mandatorily Convertible Preferred Stock, Debt Exchangeable for Equity and Qualifying Capital Securities, the following terms have the following meanings:

“Alternative Payment Mechanism” means, with respect to any Qualifying Capital Securities, provisions in the related transaction documents that require the issuer, in its discretion, to issue (or use commercially reasonable efforts to issue) one or more types of APM Qualifying Securities raising eligible proceeds at least equal to the deferred Distributions on such Qualifying Capital Securities and apply the proceeds to pay unpaid Distributions on such Qualifying Capital

Securities and apply the proceeds to pay unpaid Distributions on such Qualifying Capital Securities, commencing on the earlier of (x) the first Distribution Date after commencement of a deferral period on which the issuer pays current Distributions on such Qualifying Capital Securities and (y) the fifth anniversary of the commencement of such deferral period, and that:

(i) define “eligible proceeds” to mean, for purposes of such Alternative Payment Mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) that the issuer has received during the 180 days prior to the related Distribution Date from the issuance of APM Qualifying Securities to Persons other than the Issuer and its Subsidiaries, up to the Preferred Cap (as defined in (vi) below) in the case of APM Qualifying Securities that are Qualifying Preferred Stock or Mandatorily Convertible Preferred Stock;

(ii) permit the issuer to pay current Distributions on any Distribution Date out of any source of funds but (x) require the issuer to pay deferred Distributions only out of eligible proceeds and (y) prohibit the issuer from paying deferred Distributions out of any source of funds other than eligible proceeds (other than following an acceleration of such securities or the occurrence of the final maturity thereof), unless (if the issuer elects to so provide in the terms of such securities) an Applicable Governmental Authority directs otherwise;

(iii) if deferral of Distributions continues for more than one year, require the Issuer not to redeem or repurchase any securities that rank pari passu with or junior to any APM Qualifying Securities that the issuer has issued to settle deferred Distributions in respect to that deferral period until at least one year after all deferred Distributions have been paid (a “Repurchase Restriction”);

(iv) notwithstanding the foregoing provision, if an Applicable Governmental Authority disapproves the sale of APM Qualifying Securities, may (if the issuer elects to so provide in the terms of such securities) permit the issuer to pay deferred Distributions from any source without a breach of its obligations under the related transaction documents;

(v) if an Applicable Governmental Authority does not disapprove the issuance and sale of APM Qualifying Securities but disapproves the use of the proceeds thereof to pay deferred Distributions, may (if the issuer elects to so provide in the terms of such securities) permit the issuer to use such proceeds for other purposes and to continue to defer Distributions without a breach of its obligations under the related transaction documents;

(vi) limit the obligation of the issuer to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities to:

(A) in the case of APM Qualifying Securities that are Common Stock or Qualifying Warrants, an amount from the issuance thereof pursuant to the Alternative Payment Mechanism (including at any point in time from all prior issuances thereof during such deferral period pursuant to the Alternative Payment Mechanism) with respect to deferred Distributions attributable to the first five years of any deferral period equal to 2% of the total number of issued and outstanding shares of Common Stock as of the date of the Issuer’s then most recent publicly available consolidated financial statements (the “Common Cap”); provided (and it being understood) that the Common Cap shall cease to apply to such deferral period by a date (as specified in the related transaction documents) which shall be not later than the ninth anniversary of the commencement of such deferral period; and

(B) in the case of APM Qualifying Securities that are Qualifying Preferred Stock or Mandatorily Convertible Preferred Stock, an amount from the issuance thereof pursuant to the related Alternative Payment Mechanism (including at any point in time from all prior issuances of Qualifying Preferred Stock and unconverted Mandatorily Convertible Preferred Stock pursuant to such Alternative Payment Mechanism) equal to 25% of the liquidation preference or principal amount of the Qualifying Capital Securities that are the subject of the related Alternative Payment Mechanism (the “Preferred Cap”);

(vii) in the case of Qualifying Capital Securities other than Qualifying Preferred Stock, include a Bankruptcy Claim Limitation Provision; and

(viii) permit the Issuer, at its option, to provide that if it is involved in a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety to any other Person or a similar transaction (a “business combination”) where immediately after the consummation of the business combination more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the business combination, then clauses (i), (ii) and (iii) above will not apply to any deferral period that is terminated on the next Distribution Date following the date of consummation of the business combination;

provided (and it being understood) that:

(i) the Alternative Payment Mechanism may at the discretion of the Issuer include a share cap limiting the issuance of APM Qualifying Securities consisting of Common Stock and Qualifying Warrants in each case to a maximum issuance cap to be set at the discretion of the Issuer; provided that such maximum issuance cap will be subject to the Issuer’s agreement to use commercially reasonable efforts (A) to increase the maximum issuance cap when reached, if the

Issuer can do so and still satisfy its future fixed or contingent obligations under the securities and derivative instruments that provide for settlement or payment in shares of Common Stock, and (B) if the Issuer cannot increase the maximum issuance cap as contemplated in the preceding clause, to request its Board of Directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of the Issuer’s authorized Common Stock for purposes of satisfying its obligations to pay deferred distributions;

(ii) the issuer shall not be obligated to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;

(iii) if, due to a Market Disruption Event or otherwise, the Issuer is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the Issuer will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the Common Cap, the Preferred Cap, and any maximum issuance cap referred to above, as applicable; and

(iv) if the Issuer has outstanding more than one class or series of securities under which it is obligated to sell a type of APM Qualifying Securities and apply some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the Issuer from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis up to the Common Cap, the Preferred Cap and any maximum issuance cap referred to above, as applicable, in proportion to the total amounts that are due on such securities, or on such other basis as an Applicable Governmental Authority may approve.

“APM Qualifying Securities” means, with respect to an Alternative Payment Mechanism, any Debt Exchangeable for Preferred Equity or any Mandatory Trigger Provision, one or more of the following (as designated in the transaction documents for any Qualifying Capital Securities that include an Alternative Payment Mechanism or a Mandatory Trigger Provision or for any Debt Exchangeable for Preferred Equity):

(i) Common Stock;

(ii) Qualifying Warrants;

(iii) Mandatorily Convertible Preferred Stock; and

(iv) Qualifying Preferred Stock;

provided that if the APM Qualifying Securities for any Alternative Payment Mechanism, any Debt Exchangeable for Preferred Equity or any Mandatory Trigger Provision include both Common Stock and Qualifying Warrants, such Alternative Payment Mechanism, Debt Exchangeable for Preferred Equity or Mandatory Trigger Provision may permit, but need not require, the issuer to issue Qualifying Warrants or Qualifying Preferred Stock; provided further that if such Alternative Payment Mechanism, Mandatory Trigger Provision or Debt Exchangeable for Preferred Equity includes all of the securities included in (i) through (iv) above, it may allow for an amendment of the terms of such security to eliminate Common Stock and Qualifying Warrants as APM Qualifying Securities if the Issuer has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Issuer’s earnings per share as calculated for financial reporting purposes.

“Applicable Government Authority” means the Commission, the Federal Reserve Board, the Office of the Comptroller of the Currency, the Office of Thrift Supervision or any other federal or state authority with regulatory oversight over the Issuer’s capitalization.

“Bankruptcy Claim Limitation Provision” means, with respect to any Qualifying Capital Securities that have an Alternative Payment Mechanism or a Mandatory Trigger Provision, provisions that, upon any liquidation, dissolution, winding up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such Qualifying Capital Securities to Distributions that accumulate during (i) any deferral period, in the case of Qualifying Capital Securities that have an Alternative Payment Mechanism or (ii) any period in which the issuer fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction documents, in the case of Qualifying Capital Securities having a Mandatory Trigger Provision, to:

(A) in the case of Qualifying Capital Securities having an Alternative Payment Mechanism or Mandatory Trigger Provision with respect to which the APM Qualifying Securities do not include Qualifying Preferred Stock, 25% of the stated or principal amount of such securities then outstanding; and

(B) in the case of any other Qualifying Capital Securities, an amount not in excess of the sum of (1) the amount of accumulated and unpaid Distributions (including compounded amounts) that relate to the earliest two years of the portion of the deferral period for which Distributions have not been paid and (2) an amount equal to the excess, if any, of the Preferred Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock and unconverted Mandatorily

Convertible Preferred Stock that the issuer has applied to pay such Distributions pursuant to the Alternative Payment Mechanism or the Mandatory Trigger Provision, provided that the holders of such securities are deemed to agree that, to the extent the remaining claim exceeds the amount set forth in subclause (1), the amount they receive in respect of such excess shall not exceed the amount they would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Preferred Stock.

“Commission” means the United States Securities and Exchange Commission.

“Common Cap” has the meaning specified in the definition of Alternative Payment Mechanism.

“Debt Exchangeable for Common Equity” means a security or combination of securities (together in this definition, “such securities”) that:

(i) gives the holder a beneficial interest in (A) a fractional interest in a stock purchase contract for a share of Common Stock of the Issuer that will be settled in three years or less, with the number of shares of Common Stock purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of such debt securities, subject to customary anti-dilution adjustments and (B) debt securities of the Issuer that are not redeemable at the option of the Issuer or the holder thereof prior to the settlement of the stock purchase contracts;

(ii) provides that the investors directly or indirectly grant to the Issuer a security interest in such debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase Common Stock of the Issuer pursuant to such stock purchase contracts;

(iii) includes a remarketing feature pursuant to which the debt securities of the Issuer are remarketed to new investors commencing not later than 30 days prior to the settlement date of the purchase contract; and

(iv) provides for the proceeds raised in the remarketing to be used to purchase Common Stock of the Issuer under the stock purchase contracts and, if there has not been a successful remarketing by the settlement date of the purchase contract, provides that the stock purchase contracts will be settled by the Issuer acquiring the debt securities or other collateral directly or indirectly pledged by investors in the Debt Exchangeable for Common Equity.

“Debt Exchangeable for Preferred Equity” means a security or combination of securities (together in this definition, “such securities”) that:

(i) gives the holder a beneficial interest in (A) subordinated debt securities of the Issuer that include a provision requiring the Issuer to issue (or use commercially reasonable efforts to issue) one or more types of APM Qualifying Securities raising proceeds at least equal to the deferred Distributions on such subordinated debt securities commencing not later than the second anniversary of the commencement of such deferral period and that are the most junior subordinated debt of the Issuer (or rank pari passu with the most junior subordinated debt of the Issuer) (in this definition, “subordinated debt”) and (B) a fractional interest in a stock purchase contract for a share of Qualifying Preferred Stock of the Issuer that ranks pari passu with or junior to all other preferred stock of the Issuer (in this definition, “preferred stock”);

(ii) provides that the investors directly or indirectly grant to the Issuer a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase preferred stock of the Issuer pursuant to such stock purchase contracts;

(iii) includes a remarketing feature pursuant to which the subordinated debt of the Issuer is remarketed to new investors commencing not later than the first Distribution Date that is at least five years after the date of issuance of securities or earlier in the event of an early settlement event based on: (A) the dissolution of the issuer of such Debt Exchangeable for Preferred Equity or (B) one or more financial tests set forth in the terms of the instrument governing such Debt Exchangeable for Preferred Equity;

(iv) provides for the proceeds raised in the remarketing to be used to purchase Qualifying Preferred Stock under the stock purchase contracts and, if there has not been a successful remarketing by the first Distribution Date that is six years after the date of issuance of such securities, provides that the stock purchase contracts will be settled by the Issuer acquiring the subordinated debt securities or other collateral directly or indirectly pledged by investors in the Debt Exchangeable for Preferred Equity;

(v) is subject to a Qualifying Replacement Capital Covenant that will apply to such securities and preferred stock of the Issuer, and will not include Debt Exchangeable for Equity as a Replacement Capital Security; and
(vi) after the issuance of such preferred stock of the Issuer provides the holders of such securities with a beneficial interest in such preferred stock.

“Distribution Date” means, as to any securities or combination of securities, the dates on which periodic Distributions on such securities are scheduled to be made.

“Distribution Period” means, as to any securities or combination of securities, each period from and including a Distribution Date for such securities to but not including the next succeeding Distribution Date for such securities.

“Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not Subsidiaries of the Issuer.

“Exchange Act” means the Securities Exchange Act of 1934 or any statute successor thereto, in each case as amended from time to time.

“Intent-Based Replacement Disclosure” means, as to any security or combination of securities, that the Issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the Issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the Issuer will redeem or purchase such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of redemption or purchase that receive as much or more equity-like credit than the securities then being redeemed or purchased, raised within 180 days of the applicable redemption or purchase date.

“Mandatory Trigger Provision” means, as to any Qualifying Capital Securities, provisions in the terms thereof or of the related transaction documents that:

(i) require, or at its option in the case of Qualifying Preferred Stock permit, the issuer of such Qualifying Capital Securities to make payment of Distributions on such securities only pursuant to the issue and sale of APM Qualifying Securities, within two years of a failure of the issuer to satisfy one or more financial tests set forth in the terms of such Qualifying Capital Securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid Distributions on such Qualifying Capital Securities (including without limitation all deferred and accumulated amounts), and in either case require the application of the net proceeds of such sale to pay such unpaid Distributions, provided that (A) such Mandatory Trigger Provision shall limit the issuance and sale of Common Stock and Qualifying Warrants the proceeds of which may be applied to pay such Distributions pursuant to such provision to the Common Cap, unless the Mandatory Trigger Provision requires such issuance and sale within one year of such failure, and (B) the amount of Qualifying Preferred Stock the net proceeds of which the issuer may apply to pay such Distributions pursuant to such provision may not exceed the Preferred Cap;

(ii) other than in the case of Qualifying Preferred Stock, if the provisions described in clause (i) do not require such issuance and sale within one year of such failure, prohibit the issuer from repurchasing any securities that are pari passu with or junior to its APM Qualifying Securities, the proceeds of which were used to pay deferred Distributions since such failure before the date six months after the Issuer applies the net proceeds of the sales described in clause (i) to pay such unpaid Distributions in full; and

(iii) other than in the case of Qualifying Preferred Stock, include a Bankruptcy Claim Limitation Provision;

provided (and it being understood) that:

(i) the Issuer will not be obligated to issue (or use commercially reasonably efforts to issue) any such APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;

(ii) if, due to a Market Disruption Event or otherwise, the Issuer is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the Issuer will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the Common Cap, the Preferred Cap and any maximum issuance cap, as applicable; and

(iii) if the Issuer has outstanding more than one class or series of securities under which it is obligated to sell a type of any such APM Qualifying Securities and applies some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the Issuer from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis up to the Common Cap, the Preferred Cap, and any maximum issuance cap, as applicable, in proportion to the total amounts that are due on such securities.

No remedy other than Permitted Remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the Issuer’s failure to pay Distributions because of the Mandatory Trigger Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years.

“Non-Cumulative” means, with respect to any securities, that the Issuer thereof may elect not to make any number of periodic Distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more Permitted Remedies.

“Optional Deferral Provision” means, as to any security or combination of securities, a provision in the terms thereof or of the related transaction agreements to the effect that either:

(i) (A) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event is continuing, ten years, without any remedy other than Permitted Remedies and (B) such securities are subject to an Alternative Payment Mechanism (provided that such Alternative Payment Mechanism need not apply during the first five years of any deferral period and need not include a Common Cap, Preferred Cap, Bankruptcy Claim Limitation Provision or Repurchase Restriction); or

(ii) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods up to at least ten years, without any remedy other than Permitted Remedies.

“Permitted Remedies” means, with respect to any securities, one or more of the following remedies:

(i) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the Issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), or

(ii) complete or partial prohibitions on the issuer paying Distributions on or repurchasing Common Stock or other securities that rank pari passu with or junior as to Distributions to such securities for so long as Distributions on such securities, including unpaid Distributions, remain unpaid.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Cap” has the meaning specified in the definition of Alternative Payment Mechanism.

“Qualifying Preferred Stock” means non-cumulative perpetual preferred stock issued by the Issuer or its Subsidiaries that (i) ranks pari passu with or junior to all other preferred stock of the Issuer, and contains no remedies other than Permitted Remedies and (ii) either (A) is subject to Intent-Based Replacement Disclosure and has a provision that prohibits the issuer from paying any dividends thereon upon its failure to satisfy one or more financial tests set forth therein or (B) is subject to a Qualifying Replacement Capital Covenant.

“Qualifying Replacement Capital Covenant” means (i) a replacement capital covenant substantially similar to the Replacement Capital Covenant or (ii) a replacement capital covenant, as identified by the Board of Directors of the Issuer, acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of the Replacement Capital Covenant, (a) entered into by an issuer that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (b) that restricts the issuer from redeeming or purchasing identified securities except to the extent of the applicable percentage of the net proceeds of specified Replacement Securities that have terms and provisions at the time of redemption, repurchase, defeasance or purchase that receive as much or more equity-like credit than the securities then being redeemed, repurchased or purchased, raised within the six-month period prior to the applicable redemption, repurchase, defeasance or purchase date.

“Qualifying Warrants” means net share settled warrants to purchase Common Stock that have an exercise price greater than the Current Stock Market Price of the Issuer’s Common Stock as of their date of issuance, that do not entitle the Issuer to redeem for cash and the holders of such warrants are not entitled to require the Issuer to repurchase for cash in any circumstance.

“Replacement Capital Covenant” means the replacement capital covenant dated the date hereof by the Issuer in favor of, and for the benefit of, each Covered Debtholder (as defined therein), a copy of which will be filed by the Issuer with the Commission as an exhibit to the registration statement pertaining to the offering of securities (the “Capital Securities”) by the Issuer Trust to the public.

“Repurchase Restriction” has the meaning specified in the definition of Alternative Payment Mechanism.

“Subsidiary” of the Issuer means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by the Issuer.

This Debenture may be redeemed at the option of the Issuer (i) on or after July 15, 2012, in whole at any time or in part from time to time, (ii) prior to July 15, 2012, (a) in whole (but not in part) at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event (the “90-Day Period”) or (b) in whole or in part at any time following the occurrence of a Regulatory Capital Event for as long as such event is continuing. In each case, the Debentures shall be redeemed at a redemption price equal to the accrued and unpaid interest on the Debentures so redeemed to but excluding the date fixed for redemption, plus 100% of the principal amount thereof (the “Redemption Price”).

In addition, subject to obtaining any then required regulatory approval, the Issuer may redeem Debentures at the Early Redemption Price on any date (such date, the “Early Redemption Date”) before July 15, 2012, in whole or in part, following the occurrence of a Rating Agency Event for as long as such event is continuing (such right to redeem, the “Rating Agency Call”).

“Early Redemption Price” means, with respect to any Debentures to be redeemed in accordance with the Rating Agency Call, the greater of (1) 100% of the principal amount of the Debentures to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal (discounted from July 15, 2012) and interest that would have been payable to and including July 15, 2012 (discounted from their respective Interest Payment Dates) on the Debentures to be redeemed (not including any portion of such payments of interest accrued to the Early Redemption Date) to the Early Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points, as calculated by the Premium Calculation Agent; plus, in either case (1) or (2), accrued and unpaid interest on the principal amount being redeemed to the Early Redemption Date.

“Treasury Rate” means, with respect to any date of redemption, the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated H.15(519) or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption Treasury Constant Maturities, for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the Remaining Term, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.

The Treasury Rate will be calculated on the third Business Day preceding the Early Redemption Date.

“Premium Calculation Agent” means Morgan Stanley & Co. Incorporated, or if that firm is unwilling or unable to select the Comparable Treasury Issue, an investment banking institution of national standing appointed by the Trustee after consultation with the Issuer.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the term remaining from the Early Redemption Date to July 15, 2012 (the “Remaining Term”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable term.

“Comparable Treasury Price” means, with respect to an Early Redemption Date (i) the average of five Reference Treasury Dealer Quotations for such Early Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means (i) Morgan Stanley & Co. Incorporated and its successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) Morgan Stanley will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealers selected by the Premium Calculation Agent after consultation with the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Early Redemption Date, the average, as determined by the Premium Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

The Issuer will notify the Issuer Trust of the Redemption Price or Early Redemption Price promptly after the calculation thereof and the Issuer Trust shall have no responsibility for calculating the Redemption Price or Early Redemption Price.

Notice of redemption shall be mailed to the registered Holders of the Debentures designated for redemption at their addresses as the same shall appear on the Debenture register not less than 15 nor more than 30 days prior to the date fixed for redemption (the “Redemption Notice Period”), subject to all the conditions and provisions of the Junior Subordinated Indenture. In the event of redemption of this Debenture in part only, a new Debenture or Debentures for the amount of the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

The Issuer’s right to redeem the Debentures prior to July 15, 2012 as a consequence of a Tax Event or an Investment Company Event shall be subject to the condition that if at the time there is available to the Issuer or the Issuer Trust established pursuant to the Amended and Restated Trust Agreement dated as of April 26, 2007, among the Issuer, as depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, the Administrators and the several Holders party thereto (the “Trust Agreement”), the opportunity to eliminate, within the 90-Day Period, the Tax Event or Investment Company Event by taking some ministerial action (“Ministerial Action”), such as filing a form or making an election, or pursuing some other similar reasonable measure that shall have no adverse effect on the Issuer, the Issuer Trust or the holders of the Capital Securities and shall involve no material cost, the Issuer shall pursue such measures in lieu of redemption; provided further, that the Issuer shall have no right to redeem the Debentures while either it or the Issuer Trust is pursuing any Ministerial Action pursuant to the Trust Agreement. For the avoidance of doubt, the 90-Day Period shall not run during the undertaking of any such Ministerial Action by the Issuer or the Issuer Trust.

The Redemption Price or Early Redemption Price, as the case may be, shall be paid prior to 12:00 noon, New York time, on the date of such redemption or such earlier time as the Issuer determines; provided, that the Issuer shall deposit with the Trustee an amount sufficient to pay the Redemption Price prior to the redemption date or the Early Redemption Price prior to the Early Redemption Date, as the case may be.

The term “Tax Event” means the receipt by the Issuer of an opinion of counsel to the Issuer experienced in such matters, who shall not be an officer or employee of the Issuer or any of its affiliates, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after April 19, 2007, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Debentures, (ii) interest payable by the Issuer to the Issuer Trust on the Debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by the Issuer, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or shall be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Investment Company Event” means the receipt by the Issuer of an opinion of counsel to the Issuer experienced in such matters, who shall not be an officer or employee of the Issuer or any of its affiliates, to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, which change or prospective change becomes effective or would become effective, as the case may be, on or after April 19, 2007.

“Regulatory Capital Event” means the determination by the Issuer, based on the opinion of counsel experienced in such matters, who may be an employee of the Issuer or any of its affiliates, that as a result of: (i) any amendment to, clarification of or change (including any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto or (ii) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment, clarification, change, pronouncement or decision is effective or announced on or after April 19, 2007, there is more than an insubstantial risk that the Capital Securities shall no longer constitute tier 1 (or its equivalent) capital of the Issuer or any holding company of which the Issuer is a subsidiary for the purposes of the capital adequacy guidelines or policies of the SEC or any applicable regulatory body or governmental authority.

“Rating Agency Event” means the determination by the Issuer that a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for Morgan Stanley (a “Rating Agency”) in the equity credit criteria for securities such as the Capital Securities or the Debentures has occurred, resulting in a lower equity credit to the Issuer than the equity credit assigned by such Rating Agency to the Capital Securities or the Debentures on April 19, 2007.

Interest payments on this Debenture shall include interest accrued to but excluding the Interest Payment Dates or the Final Maturity Date (or any earlier redemption or repayment date), as the case may be. Interest payments for this Debenture shall be computed and paid on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Accrued interest that is not paid on the applicable Interest Payment Date shall bear additional interest on the amount thereof at the rate per annum of 6.45% (the “Coupon Rate”), compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of any interest payable for any full interest period shall be computed by dividing the rate per annum by four. The term “interest” as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

If any Interest Payment Date or the Final Maturity Date (or any redemption date) does not fall on a Business Day, payment of interest, premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or on the Final Maturity Date (or any redemption date), and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Final Maturity Date (or any redemption date) to such next succeeding Business Day.

Section 5.01 of the Junior Subordinated Indenture provides that (i) if an Event of Default due to the default in payment of interest on any series of debt securities issued under the Junior Subordinated Indenture, including the series of Debentures of which this Debenture forms a part, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the debt securities of each affected series (voting as a single class) may then declare the principal of all debt securities of all such series and interest accrued thereon to be due and payable immediately and (ii) if an Event of Default due to certain events of bankruptcy, insolvency and reorganization of the Issuer, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all debt securities issued under the Junior Subordinated Indenture then outstanding (treated as one class) may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past Defaults may be waived (except a continuing Default in payment of principal or interest on such debt securities) by the holders of a majority in principal amount of the debt securities of all affected series then outstanding.

So long as no Event of Default has occurred and is continuing, the Issuer shall have the right at any time, and from time to time, during the term of the Debentures to defer payments of interest for a period not exceeding 40 consecutive quarters (the “Optional Deferral Period”), during which Optional Deferral Period no interest shall be due and payable; provided, that no Optional Deferral Period may extend beyond the Final Maturity Date or the acceleration of the principal of the Debentures following an Event of Default. Interest, the payment of which has been deferred because of an Optional Deferral Period, shall bear interest thereon at the Coupon Rate compounded quarterly for each quarter of the Optional Deferral Period and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period (“Additional Interest”). The Coupon Rate payable for any full interest period shall be computed by dividing the rate per annum by four. At the end of the Optional Deferral Period, all interest accrued and unpaid on this Debenture, including any Additional Sums and Additional Interest (together, “Deferred Interest”) shall become due and payable, and the Issuer shall pay such Deferred Interest to the Holders of this Debenture in whose names this Debenture is registered in the Securities Register on the Record Date with respect to the first Interest Payment Date after the end of the Optional Deferral Period. Before the termination of any Optional Deferral Period, the Issuer may further extend such period; provided, that such period together with all such further extensions thereof shall not exceed 40 consecutive quarters, or extend beyond the Final Maturity Date or the acceleration of the principal of the Debentures following an Event of Default. In the event that any Debentures are called for redemption on a date prior to the end of an Optional Deferral Period, with respect to such Debentures, such Optional Deferral Period shall be deemed to end on such date or an earlier date determined by the Issuer, subject to the Issuer’s compliance with the Alternative Payment Mechanism. Upon the termination of any Optional Deferral Period and upon the payment of all Deferred Interest then due, the Issuer may commence a new Optional Deferral Period, subject to the foregoing requirements. No interest shall be due and payable during an Optional Deferral Period, except at the end thereof, but the Issuer may prepay at any time all or any portion of the interest accrued during an Optional Deferral Period.

If the Property Trustee (as defined in the Trust Agreement) is the only Holder of the Debentures at the time the Issuer selects an Optional Deferral Period, the Issuer shall give written notice to the Issuer Trustees (as defined in the Trust Agreement) of its selection of such Optional Deferral Period at least 15 Business Days prior to the date the Distributions (as defined in the Trust Agreement) on the Trust Securities (as defined in the Trust Agreement) would have been payable but for the election to begin such Optional Deferral Period.

If the Property Trustee is not the only Holder, or is not itself the Holder, of the Debentures at the time the Issuer selects an Optional Deferral Period, the Issuer shall give the Holders of the Debentures and the Trustee written notice of its selection of such Optional Deferral Period at least 10 Business Days before the earlier of the next succeeding Interest Payment Date or the date the Issuer is required to give notice of the record or payment date of such interest payment to Holders of the Debentures.

In the event of any bankruptcy, insolvency or similar proceedings described in Section 5.01(b) or (c) of the Junior Subordinated Indenture prior to the redemption or repayment of the Debentures, Holders of the Debentures shall only have a claim for, or right to receive, distributions with respect to Deferred Interest, including accrued interest on the deferred payments, to the extent such interest (including accrued interest on the deferred payments) relates to the earliest two years of the portion of the Optional Deferral Period for which interest has not been paid.

The Issuer covenants that it shall not, nor will it permit any of its Subsidiaries to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Issuer’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Issuer that rank pari passu in all respects with or junior in interest to the Debentures or (iii) make any guarantee payments on any guarantee of debt securities of any of the Issuer’s Subsidiaries if the guarantee ranks equal or junior to the Debentures (other than (A) repurchases, redemptions or other acquisitions of shares of capital stock of the Issuer in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, (2) a dividend reinvestment or stockholder stock purchase plan or (3) the issuance of capital stock of the Issuer (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Optional Deferral Period, (B) as a result of an exchange, redemption or conversion of any class or series of the Issuer’s capital stock (or any capital stock of a Subsidiary of the Issuer) for any class or series of the Issuer’s capital stock or of any class or series of the Issuer’s indebtedness for any class or series of the Issuer’s capital stock, (C) the purchase of fractional interests in shares of the Issuer’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder’s rights plan, or the issuance of rights, stock or other property under any stockholder’s rights plan, or the redemption or repurchase of rights pursuant thereto, (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock, (f) payments under the Guarantee executed and delivered by the Issuer and The Bank of New York, as trustee, for the benefit of the holders of any Capital Securities, as amended from time to time (the “Guarantee”) or (g) any payments, purchases or acquisitions in connection with any market-making transactions in the Issuer’s capital stock in the ordinary course of the Issuer’s or any of the Issuer’s affiliate’s business), if at such time the Issuer has given notice of its election of an Optional Deferral Period as provided in the Junior Subordinated Indenture and has not rescinded such notice, or such Optional Deferral Period, or any extension thereof, is continuing.

If any Optional Deferral Period lasts longer than one year, unless required to do so by any Applicable Government Authority and subject to the exceptions listed in the parenthetical in the preceding paragraph, the Issuer shall not repurchase any of its Common Stock for a one-year period following the payment of all Deferred Interest on the Debentures pursuant to the Alternative Payment Mechanism.

Subject to certain conditions and the exclusion described below, if the Issuer defers interest on the Debentures, the Issuer shall be required, not later than (i) the Business Day immediately following the first Interest Payment Date during an Optional Deferral Period on which it elects to pay current interest or (ii) if earlier, the Business Day following the fifth anniversary of the commencement of an Optional Deferral Period, to use its Commercially Reasonable Efforts to begin selling to persons that are not affiliates of the Issuer Qualifying Securities (the “Alternative Payment Mechanism”). The Issuer shall be required pursuant to the Alternative Payment Mechanism, with respect to any subsequent Interest Payment Date during an Optional Deferral Period until the Deferred Interest has been paid in full, to use its Commercially Reasonable Efforts to sell Qualifying Securities until it has raised an amount of net proceeds that, together with the net proceeds of any sales of Qualifying Securities within the 180 days preceding such Interest Payment Date, is sufficient to pay the Deferred Interest (including interest on the deferred payments) on such Interest Payment Date, provided that, if, due to a Market Disruption Event or otherwise, the Issuer is able to raise some, but not all, of the net proceeds from the sale of Qualifying Securities necessary to pay all Deferred Interest (including interest on the deferred payments) on any Interest Payment Date, the Issuer shall apply any such available net proceeds on such Interest Payment Date to pay accrued and unpaid installments of interest in chronological order. The Issuer shall not pay Deferred Interest (including interest on the deferred payments) on the Debentures from any source other than the net proceeds from the sale of Qualifying Securities, unless otherwise required at the time by any applicable regulatory authority. In addition, such applicable regulatory authority may prevent the Issuer from selling Qualifying Securities or may prevent the Issuer from using the proceeds of any sales of Qualifying Securities to pay any Deferred Interest.

“Qualifying Securities” means (i) “Qualifying Warrants,” which are net share settled warrants to purchase the Issuer’s Common Stock that have an exercise price greater than the Current Stock Market Price of the Issuer’s Common Stock as of their date of issuance, that the Issuer is not entitled to redeem for cash and that the holders of such warrants are not entitled to require the Issuer to repurchase for cash in any circumstance and (ii) Qualifying Preferred Stock.

The “Current Stock Market Price” of the Issuer’s Common Stock on any date shall be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Issuer’s Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Issuer’s Common Stock is traded or quoted. If the Issuer’s Common Stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the “Current Stock Market

Price” shall be the last quoted bid price for the Issuer’s Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Issuer’s Common Stock is not so quoted, the “Current Stock Market Price” shall be the average of the mid-point of the last bid and ask prices for the Issuer’s Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Issuer for this purpose.

The Issuer shall not be required to issue Qualifying Warrants prior to the fifth anniversary of the commencement of any Optional Deferral Period pursuant to the Alternative Payment Mechanism to the extent that the number of shares of the Issuer’s Common Stock underlying any issuance of Qualifying Warrants applied to pay such interest, together with the shares underlying all prior issuances of Qualifying Warrants during such Optional Deferral Period so applied, would exceed 2% of the total number of issued and outstanding shares of the Issuer’s Common Stock as of the date of the Issuer’s then most recent publicly available consolidated financial statements (the “Warrant Issuance Cap”). In addition, the Issuer may not issue Perpetual Non-Cumulative Preferred Stock if the net proceeds of any issuance of Perpetual Non-Cumulative Preferred Stock applied to pay interest, together with the net proceeds of all prior issuances of Perpetual Non-Cumulative Preferred Stock so applied, would exceed 25% of the aggregate liquidation amount of the issuance of the Capital Securities (the “Preferred Stock Issuance Cap”).

Once the Issuer reaches the Warrant Issuance Cap for any Optional Deferral Period, the Issuer shall not be required to issue more Qualifying Warrants prior to the fifth anniversary of the commencement of such Optional Deferral Period even if the number of underlying shares referred to above subsequently increases because of a subsequent increase in the number of outstanding shares of the Issuer’s Common Stock. The Warrant Issuance Cap shall cease to apply following the fifth anniversary of the commencement of any Optional Deferral Period, at which point the Issuer shall have the right to pay any Deferred Interest, regardless of the time at which it was deferred, using the Alternative Payment Mechanism, subject to the Preferred Stock Issuance Cap, the Share Cap and any Market Disruption Event. For the avoidance of doubt, if the Warrant Issuance Cap has been reached during an Optional Deferral Period and the Issuer subsequently pays all deferred payments (including accrued interest thereon), the Warrant Issuance Cap shall cease to apply, and shall only apply again once the Issuer starts a new Optional Deferral Period. The Preferred Stock Issuance Cap shall apply so long as the Debentures remain outstanding.

The Issuer shall not be required to issue Qualifying Warrants pursuant to the Alternative Payment Mechanism to the extent that the total number of shares of the Issuer’s Common Stock underlying such Qualifying Warrants, together with all prior issuances of Qualifying Warrants, exceeds 40 million shares (the

“Share Cap”). The Issuer shall use its commercially reasonable efforts to increase the Share Cap from time to time to a number of shares that would allow the Issuer to satisfy its obligations with respect to the Alternative Payment Mechanism. The Share Cap shall be adjusted proportionately for any change in the number of outstanding shares of the Issuer’s Common Stock by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, effective upon the effective date of any such transaction.

If, due to a Market Disruption Event, the Warrant Issuance Cap, Preferred Stock Issuance Cap, Share Cap or otherwise, the Issuer was able to raise some, but not all, eligible proceeds necessary to pay all Deferred Interest (including compounded interest thereon) on any Interest Payment Date, the Issuer shall apply any available eligible proceeds to pay accrued and unpaid installments of interest on the applicable Interest Payment Date in chronological order. If the Issuer has outstanding securities in addition to, and that rank pari passu with, the Debentures under which the Issuer is obligated to sell Qualifying Securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by the Issuer from those sales and available for payment of the Deferred Interest and distributions shall be applied to the Debentures and such other securities on a pro rata basis in proportion to the total amounts that are due on the Debentures and such securities, or on such other basis as any regulator applicable to the Issuer may approve.

The Issuer shall not be required to sell Qualifying Securities in accordance with the Alternative Payment Mechanism during any quarterly period preceding any Interest Payment Date to the extent it provides written certification to the Trustee (which the Trustee shall promptly forward upon receipt to each holder of record of Capital Securities) no more than 30 and no less than 15 days in advance of such Interest Payment Date certifying that (i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (a) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which that certification is provided or (b) the Market Disruption Event continued for only part of such period, but the Issuer was unable after Commercially Reasonable Efforts to raise sufficient eligible proceeds during the rest of such period to pay all accrued and unpaid interest.

If the Issuer is involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the Alternative Payment Mechanism shall not apply to any deferral period that is terminated on the interest payment date immediately succeeding the date of consummation of the business combination.

A “Market Disruption Event” means, for purposes of sales of Qualifying Securities pursuant to the Alternative Payment Mechanism or sales of Replacement Securities pursuant to the Replacement Capital Obligation, as applicable (collectively, the “Permitted Securities”), the occurrence or existence of any of the following events or sets of circumstances:

(i)
the Issuer would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell the Permitted Securities and such consent or approval has not yet been obtained notwithstanding the Issuer’s commercially reasonable efforts to obtain such consent or approval or an Applicable Government Authority instructs the Issuer not to sell or offer for sale the permitted securities at such time;

(ii)
trading in securities generally (or shares of the Issuer’s securities specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Issuer’s Common Stock and/or preferred stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted or minimum prices shall have been established on any such market or exchange by the Commission, by the relevant exchange or any other regulatory body or governmental authority having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Issuer’s Common Stock and/or preferred stock;

(iii)	a banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Permitted Securities;

(iv)
a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Permitted Securities;

(v)
the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Permitted Securities;

(vi)
there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Permitted Securities;

(vii)
an event occurs and is continuing as a result of which the offering document for such offer and sale of the Permitted Securities would, in the Issuer’s reasonable judgment contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (A) the disclosure of that event at such time, in the Issuer’s reasonable judgment, is not otherwise required by law and would have a material adverse effect on the business of the Issuer or (B) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the Issuer to consummate such transaction, provided that no single suspension period contemplated by this paragraph shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph shall not exceed an aggregate of 180 days in any 360-day period; or

(viii)
the Issuer reasonably believes, for reasons other than those referred to in the paragraph directly above, that the offering document for such offer and sale of the Permitted Securities would not be in compliance with a rule or regulation of the SEC and the Issuer is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph shall not exceed an aggregate of 180 days in any 360-day period.

If an Event of Default or a Default attributable to (i) the failure of the Issuer to pay any amounts payable in respect of the Debentures on the date such amounts are otherwise payable or (ii) a breach of the Alternative Payment Mechanism or the Replacement Capital Obligation has occurred and is continuing, a registered holder of Capital Securities may institute a legal proceeding directly against the Issuer for enforcement of payment to such registered holder of an amount equal to the amount payable in respect of Debentures having a principal amount equal to the aggregate Liquidation Amount

(as defined in the Trust Agreement) of the Capital Securities held by such registered holder (a “Direct Action”). The Issuer shall have the right to set off any payment made to such registered holder of Capital Securities by the Issuer in connection with a Direct Action.

As long as any Debentures are held by the Issuer Trust, the Issuer covenants (i) to continue to hold, directly or indirectly, 100% of the Common Securities (as defined in the Trust Agreement), provided that certain successors that are permitted pursuant to the Junior Subordinated Indenture may succeed to the Issuer’s ownership of the Common Securities, (ii) as holder of the Common Securities, not to voluntarily dissolve, windup or liquidate the Issuer Trust, other than (a) in connection with a distribution of Debentures to the holders of the Capital Securities in liquidation of the Issuer Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

If, and for so long as, (i) the Issuer Trust is the holder of all the Debentures and (ii) the Issuer Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Issuer shall pay as additional sums on the Debentures (“Additional Sums”) such amounts as may be required so that the Distributions (as defined in the Trust Agreement) paid by the Issuer Trust shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

The Issuer, as borrower, agrees to pay all debts and other obligations (other than with respect to the Capital Securities issued by the Issuer Trust) and all costs and expenses of the Issuer Trust (including costs and expenses relating to the organization of the Issuer Trust, the fees and expenses of the Issuer Trustees (as defined in the Trust Agreement) for the Issuer Trust and the costs and expenses relating to the operation of the Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Issuer Trust might become subject. The foregoing obligations of the Issuer under the Debentures owned by the Issuer Trust are for the benefit of, and shall be enforceable by, any Person to whom any such debts, obligations, costs, expenses and taxes are owed (a “Creditor”) whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Issuer directly against the Issuer, and the Issuer irrevocably waives any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other Person before proceeding against the Issuer. The Issuer agrees to execute any additional agreements as may be necessary or desirable to give full effect to the foregoing.

The provisions of Section 3.04 and Section 10.01 of the Junior Subordinated Indenture relating to discharge, defeasance and covenant defeasance are not applicable to this Debenture.

This Debenture and all other obligations of the Issuer hereunder shall constitute part of the junior subordinated debt of the Issuer, shall be issued under the Junior Subordinated Indenture and shall be subordinate and junior in right of payment, to the extent and in the manner set forth in the Junior Subordinated Indenture, to all Senior Indebtedness (as defined in the Junior Subordinated Indenture) of the Issuer. For the avoidance of doubt, this Debenture will rank pari passu with the claims of the Issuer's trade creditors.

This Debenture, and any Debenture or Debentures issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and is issuable only in denominations of US$25 and any integral multiple of US$25 in excess thereof, unless otherwise indicated on the face thereof.

The Bank of New York has been appointed registrar for the Debentures (the “Registrar,” which term includes any successor registrar appointed by the Issuer), and the Registrar shall maintain at its office in The City of New York a register for the registration and transfer of Debentures. This Debenture may be transferred at the aforesaid office of the Registrar by surrendering this Debenture for cancellation, accompanied by a written instrument of transfer in form satisfactory to the Registrar and duly executed by the registered holder hereof in person or by the holder’s attorney duly authorized in writing, and thereupon the Registrar shall issue in the name of the transferee or transferees, in exchange herefor, a new Debenture or Debentures having identical terms and provisions and having a like aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that the Registrar shall not be required (i) to register the transfer of or exchange any Debenture that has been called for redemption in whole or in part, except the unredeemed portion of Debentures being redeemed in part or (ii) to register the transfer of or exchange Debentures to the extent and during the period so provided in the Junior Subordinated Indenture with respect to the redemption of Debentures. Debentures are exchangeable at said office for other Debentures of other authorized denominations of equal aggregate principal amount having identical terms and provisions. All such exchanges and transfers of Debentures shall be free of charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. All Debentures surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Registrar and executed by the registered holder in person or by the holder’s attorney duly authorized in writing. The date of registration of any Debenture delivered upon any exchange or transfer of Debentures shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Debenture shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Debenture or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Registrar, a new Debenture of like tenor shall be issued by the Issuer in exchange for this Debenture, but, if this Debenture has been destroyed, lost or stolen, only upon receipt of evidence satisfactory to the Registrar and the Issuer that such Debenture was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Debenture shall be borne by the owner of the Debenture mutilated, defaced, destroyed, lost or stolen.

The Junior Subordinated Indenture permits the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Junior Subordinated Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the holder of each outstanding debt security affected thereby and the prior written consent of each registered holder of Capital Securities, to the extent that the Debentures are held by any Morgan Stanley Capital Trust (including Morgan Stanley Capital Trust VIII), (i) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, except as otherwise provided herein or in the Junior Subordinated Indenture, or reduce any amount payable on redemption or repayment thereof, or change the currency of payment thereof, or impair or affect the rights of any holder to institute suit for the payment thereof without the consent of the holder of each debt security so affected or (ii) reduce the aforesaid percentage in principal amount of debt securities the consent of the holders of which is required for any such supplemental indenture; provided, however, that neither this Debenture nor the Junior Subordinated Indenture may be amended to alter the subordination provisions hereof or thereof without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. In addition, so long as any of the Capital Securities remain outstanding, no such modification may be made that adversely affects the holders of such Capital Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Event of Default or Default may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Capital Securities unless and until the principal of (and premium, if any, on) the Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied. So long as the Issuer acts in accordance with the terms of the Debentures, the Issuer may defer interest payable on the Debentures in accordance with the terms hereof without the consent of the Issuer Trust or the holders of Capital Securities. However, the Issuer may not amend this Debenture or the Junior Subordinated Indenture to remove the rights of registered holders of Capital Securities to institute a Direct Action without the prior written consent of all the registered holders of Capital Securities of the Trust.

So long as this Debenture shall be outstanding, the Issuer shall cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Debenture as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of the Debentures. Under Section 3.02 of the Junior Subordinated Indenture, the Issuer has initially appointed the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, as its agency for the foregoing purposes. The Issuer may subsequently designate other agencies for the payment of said principal, premium and interest at such place or places (subject to applicable laws and regulations) as the Issuer may decide. So long as there shall be such an agency, the Issuer shall keep the Trustee advised of the names and locations of such agencies, if any are so designated other than that of the Trustee.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of or interest or premium, if any, on any Debentures that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the holders of such Debentures that such moneys shall be repaid to the Issuer and any Person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Debenture as the same shall become due.

No provision of this Debenture or of the Junior Subordinated Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered holder of this Debenture.

Prior to due presentment of this Debenture for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the holder in whose name this Debenture is registered as the owner hereof for all purposes, whether or not this Debenture be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest on this Debenture, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Junior Subordinated Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Debenture shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM - as tenants in common
TEN ENT - as tenants by the entireties
JT TEN - as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT - Custodian
(Minor) (Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Debenture and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Debenture on the books of the Issuer, with full power of substitution in the premises.

Dated:

NOTICE:    The signature to this assignment must correspond with the name as written upon the face of the within Debenture in every particular without alteration or enlargement or any change whatsoever.

Signature Guaranty:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

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